hopTo Inc. Announces Second Quarter 2016

Business Update and Results

CAMPBELL, Calif. – August 15, 2016 – hopTo Inc. (OTCQB: HPTO), developer and provider of the most comprehensive mobile productivity platform, today announced its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Update:

●	Revenue of $959 thousand

●	Net Loss of $437 thousand

●	Basic and diluted loss per share of $0.04

Second Quarter 2016 Operational Summary and Business Update

“At the start of the second quarter, the hopTo team was optimistic that our continuing efforts to deeply integrate our hopTo Work product with Citrix® HDX under the aegis of Project Mobilis would lead to the revenue traction that could produce meaningful revenue for the company and our shareholders” stated Eldad Eilam, President and CEO of hopTo Inc. “Unfortunately, that revenue traction, as well as other opportunities we were actively pursuing, has not been realized.”

“During most of the second quarter we received both technical and go to market support from Citrix which culminated in a positive experience for the hopTo Work HDX integration and MAX-IE at the Citrix Synergy conference. We were recognized as a finalist for New Technology in the Best of Synergy contest. Despite continued positive feedback from prospective customers, channel partners, and industry experts, our HDX integration has not been completed due to delays in certain bug fixes and other issues involving the Citrix HDX SDK which were beyond our control.”

“We have been developing our hopTo family of products since 2012 and have released several versions of hopTo Work. We believe that we have provided a unique solution for a problem that has been acknowledged as a significant market opportunity, and we have received recognition from independent industry experts, prospective customers and partners that our solution to the problem is unique and has value.”

“However, the market for products such as hopTo Work is still in its early stages and despite our best efforts to date with our limited resources we have not been able to gain sufficient market traction to generate meaningful revenue from our hopTo products. We have determined that given our capital constraints, it is unlikely that we will realize meaningful revenue from our hopTo products in the foreseeable future. As we previously disclosed, we sought a business opportunity with Citrix Systems, which would have been material to us. However, to date such opportunity, and other opportunities we were pursuing, have not materialized, and based on our most recent contact with these potential partners, we believe it is not likely that these opportunities will occur in any reasonable time frame.”

“On the other hand, our GO-Global business continues to generate positive cash flow and, while it is seeing some reduction in revenue, we expect it to continue to generate cash. Owning and operating GO-Global has always been an important aspect of our overall company and provides us and our shareholders with some hedge against the risk and expense of seeking to launch a new product like hopTo Work. In evaluating our current position and opportunities, we have determined, based on discussions to date, that we may be able to extract value from the hopTo technology, intellectual property and software that we have built and we are currently working to do so at this time. We are also evaluating opportunities related to GO-Global. Although there is no certainty as to timing or success of these efforts, and shareholders should not place any significant reliance on the outcome of such efforts unless and until definitive agreements are reached, this may include the sale of certain of our hopTo software products, the sale of patents, and the monetization of the GO-Global business or some combinations of these transactions.”

Results for the First Six Months Ended June 30, 2016

In the first half of Fiscal Year 2016, the Company recognized $1.97million in revenue, a year-over-year decrease of approximately 30% from $2.83 million in 2015 . This revenue is entirely from the Company’s Go-Global products and services and the decrease is due primarily to a number of unique large orders which we received in the first half of 2015. Gross profit for the first six months of 2016 was $1.84 million, compared to $2.62 million for the same period of 2015, a year over year decrease of 30% commensurate with the change in revenue.

For the first half of 2016, the Company reported an operating loss of $1.41 million, which was an improvement of approximately 34% compared with the $2.15 million loss from the same period last year.

The total operating expense for the first half of 2016 was $3.23 million, which is a year-over-year improvement of $1.67 million from $4.90 million that we reported for the same period in 2015.

Second Quarter Ended June 30, 2016

Total revenue for the second quarter 2016 of $959 thousand represents a decrease of 30% from $1.36 million for the same period in the prior year. This revenue is entirely from the Company’s Go-Global products and services and the decrease is due primarily to a number of unique large orders which we received in the second quarter of 2015.

Gross profit for the second quarter of 2016 amounted to $891 thousand as compared to $1.25 million, for the same period in 2015.

Total operating expenses for the second quarter were $1.35 million, compared to $2.33 million for the same period in 2015.

hopTo reported a net loss for the quarter ended June 30, 2016 of $438 thousand , or $0.04 per basic and diluted share, compared to $890 thousand or $0.12 per basic and diluted share for the same period in 2015.

As of June 30, 2016 the Company had cash of $663 thousand and accounts receivable of $291 thousand.

“Although we continue to believe we have several opportunities to extract value from our hopTo and GO-Global assets, there are significant risks and uncertainties associated with those efforts. Our Quarterly Report on Form 10-Q includes additional new risk factors in this regard. In addition, although our GO-Global business continues to generate cash, due to our recent conclusion that it is unlikely we will generate revenue from hopTo Work in the reasonably foreseeable future, our Quarterly Report on Form 10-Q will also include disclosure regarding our recent determination that there are substantial doubts about our ability to continue as a going concern. We nevertheless intend to further manage our expenses to preserve as many opportunities for the company as reasonably possible. In particular, we will seek to preserve resources to enable the continued operation and customer support of our GO-Global business, which we believe is achievable given the positive cash flow profile of that business. Although maintaining our SEC filing status is a significant expense, and we will consider all options to preserve value for shareholders, we have not made any decision to suspend or terminate our filing status and currently believe that there is value in maintaining such status.”

Conference Call

hopTo Inc. will host an investor conference call to discuss its financial results today, Monday, August 15, 2016 at 4:30 p.m. ET/1:30 p.m. PT.

Investors in the U.S. interested in participating in the call should dial 1-877-705-6003 and reference hopTo Inc. Second Quarter 2016 Results Conference Call. Those calling from outside the U.S. should dial 1-201-493-6725 and reference hopTo Inc. Second Quarter 2016 Results Conference Call. A telephone replay will be available approximately two hours after the call until August 22, 2016 by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, with passcode 13643486.

A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at hopto.com and on the Company’s Investor Relations mobile app, powered by IRapp™. The webcast will be archived on the Company’s website for one year.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity by enabling individuals to Search, Access, Create, Edit and Share content from their mobile devices, efficiently and effectively, by leveraging any combination of on-premise or cloud stored content, documents and data as well as enterprise applications. The company is based in Campbell, CA.

For more information on hopTo, please visit: www.hopTo.com, https://www.linkedin.com/company/hopto or download the hopTo IRapp from the hopTo investor page.

FORWARD LOOKING STATEMENTS

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: our lack of cash resources makes it extremely difficult to execute on our efforts to extract value from our hopTo and Go-Global assets, and creates risks that we may be unable to realize full value for such assets; we may be unable to manage our expenses to a degree to preserve our opportunities to extract value from our assets, and may be forced to sell them at unfavorable prices; there is no assurance that any transaction will be achieved for any hopTo assets in a timely manner, on reasonable terms, or at all; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents we have filed with the SEC, including the new risk factors in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 which we are filing shortly.

Investors / Media:
J.L. Casabonne
investors@hopto.com
408-688-2674 ext. 5025

hopTo Inc.

Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash	$663,200	$1,777,300
Accounts receivable, net	290,800	434,900
Prepaid expenses	79,900	139,200
Total current assets	1,033,900	2,351,400

Capitalized software, net	200	20,800
Property and equipment, net	200,200	252,500
Other assets	109,000	109,000
Total assets	$1,343,300	$2,733,700

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	$1,078,400	$1,018,000
Deferred revenue	1,844,800	2,467,000
Deferred rent	60,900	21,000
Capital lease	8,800	8,400
Total current liabilities	2,992,900	3,514,400

Warrants liability	60,200	31,600
Deposit liability	81,400	81,400
Deferred revenue	1,768,700	1,465,800
Deferred rent	15,100	26,700
Capital lease	2,300	6,800
Stockholders’ deficit	(3,577,300)	(2,393,000)
Total liabilities and stockholders’ deficit	$1,343,300	$2,733,700

Condensed Consolidated Statements of Operations

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$958,600	$1,358,800	$1,965,900	$2,829,900
Costs of revenue	67,400	105,800	121,200	210,300
Gross profit	891,200	1,253,000	1,844,700	2,619,600
Operating expenses
Selling and marketing	253,600	453,600	570,700	953,700
General and administrative	614,900	771,300	1,293,000	1,679,100
Research and development	483,600	1,101,200	1,369,400	2,266,100
Total operating expenses	1,352,100	2,326,100	3,233,100	4,898,900
Loss from operations	(460,900)	(1,073,100)	(1,388,400)	(2,279,300)
Other income (expense) - change in fair value of warrants liability	22,200	184,400	(25,100)	129,300
Other income (expense), net	2,000	300	2,600	(300)
Loss before provision for income tax	(436,700)	(888,400)	(1,410,900)	(2,150,300)
Provision for income tax	900	1,500	1,600	2,600
Net loss	$(437,600)	$(889,900)	$(1,412,500)	$(2,152,900)

Basic and diluted loss per share	$(0.04)	$(0.12)	$(0.14)	$(0.29)
Average weighted common shares outstanding - basic and diluted	9,752,821	7,556,446	9,752,417	7,538,441